UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 1, 2019

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31822	84-1072256
(Commission File Number)	(IRS Employer Identification No.)

3950 South Country Club Road, Suite 470, Tucson, Arizona	85714
(Address of principal executive offices)	(Zip Code)

(520) 365-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AXDX	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2019, Accelerate Diagnostics, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) to report the appointment of Jack Phillips as Chief Executive Officer of the Company, effective February 1, 2020 (the “Start Date”), to replace Lawrence Mehren following his retirement. This Form 8-K/A amends and updates Item 5.02 of the Original 8-K to provide certain compensation information for Mr. Phillips that was not determined at the time of the filing of the Original 8-K.

On January 31, 2020, following approval by the Company’s Board of Directors (the “Board”), Mr. Phillips entered into a new employment agreement (the “New Employment Agreement”) with the Company in connection with his appointment as Chief Executive Officer and President of the Company. The New Employment Agreement superseded and replaced Mr. Phillips’ prior employment agreement with the Company entered into on August 6, 2019 relating to his employment as Chief Operating Officer of the Company. Unless terminated earlier in accordance with the terms of the New Employment Agreement, Mr. Phillips’ employment as Chief Executive Officer and President of the Company will continue until February 1, 2022 and will automatically renew for additional one-year periods unless either the Company or Mr. Phillips provides notice prior to the end of the then-current term.

Pursuant to the terms of the New Employment Agreement, Mr. Phillips is entitled to receive, among other things, the following compensation and benefits:

•	an annual base salary of $595,000;

•	on the Start Date, a grant of restricted stock units covering 50,000 shares of the Company’s common stock, subject to a five-year vesting schedule with the first annual vesting and issuance occurring on the one-year anniversary of the Start Date, in addition to such other terms and conditions set forth in the award agreement;

•	so long as Mr. Phillips is employed as Chief Executive Officer, the Company will use its reasonable efforts, subject to applicable law and the rules of Nasdaq and the Company’s bylaws, to cause Mr. Phillips to be nominated for election to the Board at the Company’s annual shareholder meeting;

•	beginning January 1, 2020, eligibility to participate in the Company’s annual cash incentive program, with a target incentive bonus of 100% of his base salary as of the first day of the calendar year and a maximum incentive bonus of 150% of his base salary as of the first day of the calendar year;

•	beginning January 1, 2021, eligibility to receive stock options, performance shares and other awards under the Company’s 2012 Omnibus Equity Incentive Plan (as amended, the “Plan”); provided that, for the 2021 calendar year, Mr. Phillips will receive an target equity award grant equal to 400% of his then base salary and will consist of an award mix of 50% non-qualified stock options and 50% performance shares;

•	in the event of termination of employment by the Company without Cause (as defined in the New Employment Agreement) or by Mr. Phillips with Good Reason (as defined in the New Employment Agreement) prior to a Change of Control (as defined in the Plan), a severance payment equal to the sum of: (i) 12 months of his then base salary and (ii) his average earned under the Company’s annual cash incentive program over the term of his employment, plus a pro-rated amount under the Company’s annual cash incentive program for the year in which termination occurs;

•	in the event of termination of employment by the Company without Cause or by Mr. Phillips with Good Reason during the 12 month period following a Change of Control, a severance payment equal to the sum of: (i) 18 months of his then base salary and (ii) 18 times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Mr. Phillips immediately prior to his last day of employment, plus a pro-rated amount under the Company’s annual cash incentive program for the year in which termination occurs; and

•	upon a Change of Control, Mr. Phillips’ options and other equity awards shall fully vest and become exercisable.

The payments due on termination of employment by the Company without Cause or by Mr. Phillips with Good Reason are subject to the requirement that Mr. Phillips execute (and not revoke) a general release and waiver of any claims in connection with his employment and termination of employment with the Company and its affiliates. Pursuant to the New Employment Agreement, Mr. Phillips has also agreed to certain undertakings regarding non-solicitation and non-competition.

The foregoing description of the New Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the New Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERATE DIAGNOSTICS, INC. (Registrant)
Date: February 4, 2020

/s/ Steve Reichling
Steve Reichling Chief Financial Officer